POWER OF ATTORNEY
KNOW EVERYONE BY THESE PRESENTS, which are intended to constitute a GENERAL POWER OF ATTORNEY pursuant to Article 5, Title 15 of the New York
General Obligations Law:

That I, Walter Petersohn, whose address is Sirona Dental GmbH, Wasserfeldstr.
30, 5020 Salzburg, Austria do hereby appoint:  Michael Friedlander, residing at 79-25 150th St., Flushing, NY 11367, MY ATTORNEY-IN-FACT TO ACT IN MY NAME,
PLACE AND STEAD in any way which I myself could do, if I were personally present, with respect to the following matter as defined in Title 15 of Article 5 of the
New York General Obligations Law to the extent that I am permitted by law to act through an agent:  (k) records, reports and statements, which shall be limited to the execution and filing of "Forms 3, 4 and 5" in connection with my ownership, purchase or sale of Sirona Dental Systems, Inc. stock or options, pursuant to
Section 16(a) of the Securities Exchange Act of 1934, and all documents related thereto.

Date: 22nd September 2010

By:  /s/ Walter Petersohn
Walter Petersohn

SEAL:
Gebuehr von Euro 13,20
gem. GebG entrichtet.
MMag.Dr. Hansjorg Brunner,
off.Notar, 5020 Salzburg
B.R.ZI.: 847/10
 I herewith certify that the signature of Mister Walter Christoph Otto Helmut Petersohn, born on 01.05.1966 (first of May one thousand nine hundred sixty six) Wasserfeldstrasse 30,
A-5020 Salzburg, is authentic.  ------------------Salzburg, this 22.09.2010
(twenty-second of September two thousand and ten).